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                                                              EXHIBIT (h)(40)(a)

[Date]

American General Life Insurance Company
2929 Allen Parkway
Houston, Texas 77019-2155

Attn: Don M. Ward

Dear Mr. Ward,

Reference is hereby made to the Participation Agreement, dated October 2, 2000 (the "Participation Agreement"), between American General Life Insurance Company ("Insurance Company") and J.P. Morgan Series Trust II (the "Fund"). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Participation Agreement. In connection therewith, J.P. Morgan Investment Management Inc., investment adviser to the Fund (the "Investment Adviser"), and Insurance Company hereby agree as follows:

     1. Indemnification. The Investment Adviser agrees to indemnify and hold harmless Insurance Company and each of its directors, officers, employees, agents and each person, if any, who controls Insurance Company within the meaning of the 1933 Act (collectively, The "Indemnified Parties") against any and all losses, claims, damages or liabilities joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) to which the Indemnified Parties may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof):

(1) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or Prospectus or sales literature or advertisements of the Fund;

(2) arise out of or are based upon the omission or alleged omission to state in the registration statement or Prospectus or sales literature or advertisements of the Fund any material fact required to be stated therein or necessary to make the statements therein not misleading;

(3) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, Prospectus, sales literature or advertisements with respect to the Separate Account or the Contracts and such statements were based on information provided to Insurance Company by the Fund or the Investment Adviser; or

(4) arise as a result of any failure by the Fund to provide the services and furnish the materials provided for in the Participation Agreement, including a failure to comply with the

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diversification requirements of Section 817(h) of the Code or to qualify as a regulated investment company under Subchapter M of the Code;

provided, however, that with respect to clauses (1), (2) and (3) above, the Investment Adviser will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such Registration Statement, Prospectus, sales literature or advertisements in conformity with written information furnished to the Fund or the Investment Adviser by Insurance Company specifically for use therein.

The Investment Adviser shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party which arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under the Participation Agreement. In addition, the Investment Adviser shall not be liable for special, consequential or incidental damages to any Indemnified Party.

     2. Participation Agreement. The provisions set forth above are subject to the terms and conditions of the Participation Agreement, including, without limitation, Section 9.4 thereof.

     3. Amendment. This letter agreement may be amended only upon mutual agreement of the parties hereto in writing.

     4. Counterparts. This letter may be executed in counterparts, each of which will be deemed an original but all of which will together constitute one and the same instrument.

If this letter agreement is consistent with your understanding of the matters discussed therein, please sign below and return a signed copy of us.

                                             Very truly yours,

                                        J.P. MORGAN INVESTMENT MANAGEMENT INC.


                                        By:
                                            ------------------------------------
                                            Name
                                            Title


ACKNOWLEDGED AND AGREED:

AMERICAN GENERAL LIFE INSURANCE COMPANY


By:
    ------------------------------------
    Name
    Title